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                                                                    EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8
(No. 333-134699) pertaining to the Littelfuse, Inc. Outside Directors' Equity Plan and to the incorporation by reference therein of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Littelfuse, Inc., Littelfuse Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Littelfuse, Inc. included in its Annual Report (Form 10-K) for the year ended December 30, 2006, filed with the Securities and Exchange Commission.


                                           /s/ ERNST & YOUNG, LLP


Chicago, Illinois
June 12, 2007